Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) related to the registration of an additional 1,184,507 shares of the Registrant’s Class A common stock pertaining to the 2021 Equity Incentive Plan and the registration of 296,126 shares of the Registrant’s Class A common stock pertaining to the 2021 Employee Stock Purchase Plan of Sera Prognostics, Inc. of our report dated March 22, 2023, with respect to the financial statements of Sera Prognostics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
March 22, 2023